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                                                                      EXHIBIT 99

                            SELECTED FINANCIAL DATA

The following table sets forth selected consolidated financial data reflecting Per-Se Technologies, Inc.'s one-for-three reverse stock split which became effective on November 23, 1999:

                                                                                        Year Ended December 31,
                                       For the Nine Months Ended   ---------------------------------------------------------------
                                          September 30, 1999          1998          1997            1996        1995       1994
                                       --------------------------  ---------      ---------       ---------   ---------  ---------
                                                                      (in thousands, except per share data)

STATEMENTS OF OPERATIONS DATA
     Revenue                                           $ 245,001   $ 349,823      $ 392,420       $ 400,451   $ 369,034  $ 267,248
     Income (loss) from continuing
          operations                                     (59,238)   (558,957)       (92,523)        (99,644)    (17,704)    19,446
     Net income  (loss) (1)                              (58,694)   (560,214) (2)   (19,303) (3)   (137,337)     (2,650)    25,314
     Pro forma net income (loss) (4)                     (58,694)   (560,214)       (19,303)       (136,358)     (4,780)    24,251
     Weighted average shares
          outstanding                                     27,524      25,673         24,226          23,742      17,530     15,376

PER SHARE DATA (4)
     Pro forma basic income (loss)
          from continuing operations                   $   (2.15)  $  (21.77)     $   (3.82)      $   (4.20)  $   (1.01) $    1.26
     Pro forma basic net income
          (loss)                                       $   (2.13)  $  (21.82)     $   (0.80)      $   (5.74)  $   (0.27) $    1.58

                                                                                       As of December 31,
                                                    As of          ---------------------------------------------------------------
                                            September 30, 1999       1998           1997            1996        1995       1994
                                          -----------------------  ---------     ----------       ---------   ---------  ---------
                                                                               (in thousands)

BALANCE SHEET DATA
     Total assets                                      $  239,772  $ 286,721     $  847,145       $ 901,997   $ 908,456  $ 571,555
     Total debt                                           175,042    176,080        200,691         271,424     153,842    148,030
     Convertible subordinated debentures                       --         --             --              --      63,375     63,375
     Stockholders' equity                              $  (18,367) $   2,323     $  501,781       $ 508,525   $ 554,008  $ 235,970


(1) Reflects the income (loss) from discontinued operations of $(0.1) million, $ (0.7) million, $(37.7) million, $15.1 million and $5.9 million for 1998, 1997, 1996, 1995 and 1994, respectively, and the gain on sale of Medaphis Services Corporation, a discontinued operation, of $7.2 million in 1998.
(2) Reflects an $8.4 million extraordinary charge for the early extinguishment of debt.
(3) Reflects the extraordinary income of $76.4 million relating to the sale of Healthcare Recoveries, Inc. and a $2.5 million charge for the change in accounting for business process reengineering costs incurred in connection with an information technology project, pursuant to Emerging Issues Task Force Consensus No. 97-13, Accounting for Costs Incurred in Connection with a Consulting or an Internal Project that Combines Business Process Reengineering and Information Technology.
(4) In 1995 and 1996, the Company acquired Automation Atwork ("Atwork"), Consort Technologies, Inc ("Consort"), Intelligent Visual Computing ("IVC"), Rapid Systems Solutions, Inc. ("Rapid Systems") and BSG Corporation ("BSG")in merger transactions accounted for as poolings-of-interests. Prior to the mergers, Atwork, Consort, IVC, Rapid Systems and a company acquired by BSG prior to the Company's merger with BSG had elected "S" corporation status for income tax purposes. As a result of the mergers (or, in the case of the company acquired by BSG, its acquisition by BSG), such entities terminated their "S" corporation elections. Pro forma net income (loss) and pro forma net income (loss) per common share are presented in the consolidated statements of operations as if each of these entities had been a "C" corporation during the periods presented.